Exhibit 99.3

ITEM 7.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements.

As discussed further in the “Executive Summary” section below, we completed the sale of our Consumer Software Division (“CSD”) in December 2004. Unless otherwise indicated, the Management’s Discussion and Analysis of Financial Condition and Results of Operations relate to our continuing operations. The following discussion and analysis do not reflect any information or events subsequent to March 31, 2004.

Overview

This overview provides our perspective on the following individual sections of MD&A:

•	Executive Summary - a high level discussion of the business including a discussion of our strategy, opportunities, challenges and risks.

•	Significant Transactions—a discussion of our significant acquisitions and divestitures.

•	Critical Accounting Policies and Estimates—a discussion of accounting policies that require critical judgments and estimates.

•	Results of Operations—an analysis of our consolidated results of operations for the years presented in our financial statements.

•	Liquidity and Capital Resources—an analysis of cash flows, sources and uses of cash, and contractual obligations.

•	Litigation—a discussion of pending litigation, claims and other matters.

•	Recent Accounting Pronouncements—information on recent accounting pronouncements.

Executive Summary

Until December 17, 2004, Napster was known as “Roxio, Inc.” and operated its business in two divisions, the consumer software division and the online music distribution division, also known as the Napster division.

On December 17, 2004, Napster sold substantially all of the assets and liabilities constituting its Consumer Software Division (“CSD”) pursuant to an Asset Purchase Agreement (the “Agreement”) with Sonic Solutions (“Sonic”), a publicly traded California corporation. The sale included all of the capital stock of certain international subsidiaries historically included in CSD. The remaining international subsidiaries historically included in CSD have been substantially liquidated as of December 17, 2004. Sonic paid a total of $72.3 million in cash and 653,837 shares of Sonic’s common stock valued at approximately $13.6 million as of the closing date. We intend to retain the proceeds and use them for general working capital purposes and to operate and expand our Napster business, including planned advertising campaigns.

Since the sale of our consumer software division, we have focused exclusively on our online music distribution business under the Napster brand and, since January 3, 2005, have been traded on the NASDAQ Stock Market under the symbol “NAPS.”

Napster, among the most recognized brands in digital music, is a leading provider of online music for the consumer market. Our subscription service and our “a la carte” single track download service enable fans to sample one of the world’s largest and most diverse online music catalogues and experience the largest number of features using a secure and authorized platform. Napster users have access to songs from all major labels and hundreds of independent labels and have more ways to discover, share and acquire new music and old favorites. Napster subscribers also can use community features, such as the ability to email music tracks to other members and browse other members’ collections. For consumers who want to purchase songs and albums a la carte, rather than through a subscription, we also offer Napster Light, a “lighter” version of our Napster service that does not include the ability to stream or download unlimited tracks or enjoy other premium community features. Napster is currently available in the United States, Canada and the United Kingdom and is headquartered in Los Angeles with offices in San Jose, San Diego, New York and London.

Continuing Operations

Our Napster division derives its primary revenues from online subscriptions and permanent music downloads, via our Napster service. This service offers subscribers on-demand access to a wide variety of music that can be streamed or downloaded as well as the ability to purchase individual tracks or albums on an a-la-carte basis. Subscription and permanent download fees are paid by end user customers in advance either via credit card, online payment systems or redemption of pre-paid cards, gift certificates or partner promotional codes. This division also periodically licenses merchandising rights and resells hardware that our end users may utilize to store and replay their digital music content.

The online music business was launched under the Napster brand in the United States in October 2003. Prior to this launch we had online music revenue from the acquisition of a business, Napster, LLC, formerly known as Pressplay. During May 2004 the Napster division expanded its service to be available in both the United Kingdom and Canada.

We sell our online music services directly to end users through our Napster.com website, but also use retail distribution channels to promote and bundle the Napster services with other products they sell. If we lost access to our retail distribution partners, our revenues could be adversely impacted.

The market for online music is rapidly growing and we expect our online music business to continue to grow as the industry expands. This market is highly competitive and we expect competition to continue to increase in the future as the market expands. However, we believe that our unique technology positions us ahead of many of our competitors. Our strategy is to drive increased demand, and stay ahead of our competition by launching Napster To Go, expanding the features of our Napster service and providing our customers the best user experience.

The Napster division continues to operate at a loss and net negative cash flow due to our significant investments to expand service capabilities, market Napster To Go and grow world-wide.

Discontinued Operations

CSD derived consumer software revenues primarily through distributors and direct sales to end users through the Company’s website and toll-free number. Distributors resold our consumer software products to retailers of computer software products. We also sold our software products to OEMs such as PC manufacturers and CD- and DVD-recordable drive manufacturers and integrators. Generally, OEMs bundled a standard (not fully featured) version of our software together with their products pursuant to licensing agreements with us.

Historically, our software revenues originated primarily through OEM’s; however, the OEM distribution channels became increasingly competitive over time, resulting in increasing price pressure and lower revenue. To maintain growth, we broadened our distribution through retail channels and direct sales through our web store.

The consumer software business is seasonal with lows in the summer and highs in the fall and winter due to the holidays and consumer winter spending.

During fiscal year 2004, we undertook a number of restructurings, particularly workforce reductions and real estate consolidations, to react to market conditions, reducing expenses through strong cost cutting measures and consolidating operations. These activities included the sale of our GoBack product line to Symantec, Inc. in a transaction accounted for as a sale of assets.

Significant Transactions

Acquisitions

In May 2003, Napster acquired substantially all of the ownership of Napster, LLC (formerly known as Pressplay), a provider of an online music service. Napster, LLC was not affiliated with Napster, Inc. Pressplay served as the foundation for Napster’s online music service which was launched on October 29, 2003 under the Napster brand. In consideration of the acquisition, Napster exchanged $12.5 million in cash, issued 3.9 million shares of Napster’s common stock valued at $23.5 million and obligated itself to pay up to $12.4 million in contingent payments based on Napster’s future cash flows from the Napster business. Napster incurred approximately $1.9 million in professional fees, including legal, valuation and accounting fees related to the acquisition, which were included as part of the purchase price of the transaction. This acquisition was accounted for as a purchase and Napster, LLC’s (f/k/a Pressplay) results of operations are included in our financial statements from the date of acquisition. Prior to the launch of the Napster branded online music services in October 2003, online music revenues were minimal.

In November 2002, we acquired certain assets of Napster, Inc., in exchange for $6.1 million in total consideration which consisted of $5.7 million in cash and warrants to purchase up to 100,000 shares of Napster’s common stock. The assets purchased consisted primarily of trademarks, patents and fixed assets.

In January 31, 2002, Napster acquired all of the outstanding shares and assets of MGI Software Corp. (“MGI Software”), a Canadian company that developed Internet imaging products and digital video and photography solutions, in a two step asset and stock acquisition. Napster’s primary reason for acquiring MGI Software was to expand its product offerings. Napster issued approximately 2.2 million shares of its common stock with a value of $31.9 million in exchange for all of the outstanding shares of MGI Software. This acquisition was accounted for as a purchase and MGI Software’s results of operations are included in our financial statements from the date of acquisition.

Divestiture

In April 2003, Napster sold its GoBack product line and related tangible and intangible assets to Symantec. Cash consideration of $10.2 million was due at the date of the sale with a further $2.8 million held in escrow. This escrow was subject to claims for certain potential contingencies and was paid to Napster after the one-year anniversary date of the close of the transaction. A total of $1.1 million of the escrow amount was recognized as consideration at the time of the transaction. The remainder was recognized in April 2004, the one-year anniversary date of the close of the transaction after satisfaction of the conditions specified in the purchase agreement. In the fiscal year ended March 31, 2004, Napster recorded a gain of $10.6 million from the sale of the GoBack product line.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate significant estimates used in preparing our financial statements, including those related to: sales returns and allowances, bad debt allowances, provisions for excess and obsolete inventory, warranty reserves, restructuring reserves, intangible assets and deferred income taxes. Actual results could differ from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements.

Note 1 to Consolidated Financial Statements provides a summary of our significant accounting policies. Certain of these policies require substantial judgment on the part of management. These critical accounting policies and the effect that changes in management’s estimates could have on our consolidated financial statements are further described below.

Revenue Recognition

We recognize revenues in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition in Financial Statements,” Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables,” EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer,” including subsequent interpretations, and American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition.”

Continuing Operations.    Napster has arrangements where customers pay one price for multiple products and services. In some cases, these arrangements involve a combination of hardware and services. In other cases, the customer pays a single price for multiple music downloads and months of music subscriptions. For arrangements with multiple deliverables, revenue is recognized upon the delivery of the separate units in accordance with EITF No. 00-21. Consideration from multiple element arrangements is allocated among the separate elements based on their relative fair values. In the event that there is no objective and reliable evidence of fair value, the revenue recognized upon delivery is the total arrangement consideration less the fair value of the undelivered items. The maximum revenue recognized on a delivered element is limited to the amount that is not contingent upon the delivery of additional items. Management applies significant judgment in establishing the fair value of multiple elements within revenue arrangements. Estimates of fair value represent our best estimate, but changes in circumstances relating to the products and services sold in these arrangements may result in one-time revenue charges as future elements of the arrangements are delivered.

Napster has arrangements with certain customers whereby the customer provides goods or services to Napster. Our revenue and the charges for the goods or services provided by a customer are accounted for in accordance with EITF No. 01-09. The costs of separately identifiable goods or services received by Napster from a customer are valued at the cost Napster would incur to procure the same goods or services from a non-customer third party. If the goods or services cannot be separated, the total consideration is recorded as a reduction of revenues. Consideration paid to customers under these arrangements that exceed the separately identifiable value of the goods or services provided would be reflected as a reduction of the customer’s revenue. Management exercises significant judgment in determining the fair value of separately identified goods or services. Estimates of fair value represent our best estimate, but changes in circumstances relating to the products and services sold in these arrangements may result in one-time expense or revenue charges.

Discontinued Operations. We primarily sell our consumer software products through two channels: OEMs and distributors.

For software product sales to OEMs, revenues are generally recognized based on reported product shipments from OEMs to their customers provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. For arrangements in which all elements are not delivered at the point of reported product shipment (e.g., there is an ongoing obligation to provide upgrades or support services), revenues are deferred and amortized over the fulfillment period.

For software product sales to distributors, revenues are recognized upon product shipment to the distributors or receipt of the products by the distributor, depending on the shipping terms, provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. Our distributor arrangements provide distributors with certain product rotation rights. Additionally, we permit our distributors to return products in certain circumstances, generally during periods of product transition. End users additionally have the right to return their product within 30 days of the purchase. We establish allowances for expected product returns in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists,” and SAB 104. These allowances are recorded as a direct reduction of revenues and as an accrued liability. Management applies significant judgment and relies on historical experience in establishing these allowances. If future return patterns differ from past return patterns, due to reduced demand for our product or other factors beyond our control, we may be required to increase these allowances in the future and may be required to reduce future revenues. If at any point in the future we become unable to estimate returns reliably, we could be required to defer recognizing revenues until the distributor notifies us that the product has been sold to an end user. We utilize mail-in rebates (“MIRs”) as a marketing tool to promote our products and acquire new customers. Estimated redemption of MIRs is recorded as a direct reduction to revenues and is accrued at the date the related revenues are recognized. Estimates are based upon historical redemption rates and current market factors.

For direct software product sales to end users, revenues are recognized upon shipment by us to the end users, provided all appropriate revenue recognition criteria have been met.

Costs related to post-contract customer support (“PCS”) are accrued at the date the related revenues are recognized. PCS obligations relate to telephone support, and minor bug fixes and updates are downloadable from our web site. As no separate charge is made for the PCS and the PCS is available for a period of less than one year, we do not ascribe any value to the PCS or defer any portion of revenues for it. If PCS services become a more significant portion of our costs or we make it available for more than one year, we may be required to assign a portion of our revenues to PCS and recognize those revenues over the period of the PCS services.

Allowance for doubtful accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We regularly review the adequacy of our accounts receivable allowance after considering the size of the accounts receivable balance, each customer’s expected ability to pay and our collection history with each customer. We review significant invoices that are past due to determine if an allowance is appropriate based on the risk category using the factors described above. Generally, our customer payment terms do not exceed 45 days. In addition, we maintain a separate reserve for all invoices by applying a percentage based on the age category and an analysis of our historical experience of bad debts. We also monitor our accounts receivable for any build-up to any one customer, industry or geographic region. One customer accounted for 27% of accounts receivable at March 31, 2004 and 29% at March 31, 2003. A second customer accounted for 13% of accounts receivable at March 31, 2004 and 12% at March 2003. No other customer accounted for more than 10% of accounts receivable at March 31, 2004. Two additional customers accounted for 19% and 27%, respectively, of our accounts receivable at March 31, 2003. The allowance for doubtful accounts represents our best estimate, but changes in circumstances relating to accounts receivable, including changes in general economic conditions, may result in a requirement for additional allowances in the future.

Long-lived assets

Our long-lived assets consist primarily of goodwill and other intangible assets, property and equipment, and prepaid content fees for our online music business. We review long-lived assets for impairment in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Such events or circumstances include, but are not limited to, significant changes in general economic conditions, a significant decrease in the fair value of the underlying business, difficulty or delays in integrating an acquired business or a significant change in the operations of our business.

Recoverability of long-lived assets other than goodwill is measured by comparison of the carrying amount to estimated future undiscounted cash flows the assets are expected to generate. Estimating these cash flows requires management to make judgments about growth in demand for our products, sustainability of gross margins and our ability to integrate acquired companies and achieve economies of scale. Changes in these estimates could require us to write down the carrying value of our long-lived assets. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Valuation of long-lived and intangible assets and goodwill

In 2001, SFAS No. 142, “Goodwill and Other Intangible Assets,” became effective. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. In lieu of amortization, Napster is required to perform an impairment review of its goodwill balance on at least an annual basis, upon the initial adoption of SFAS No. 142 and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of Napster’s reporting units below their carrying value. This impairment review involves a two-step process as follows:

Step 1—A comparison of the fair value of our reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, we will move to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2—An allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. We will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

As of March 31, 2004, we operated two reportable segments, Consumer Software and Online Music, which are also reporting units for purposes of SFAS No. 142. Because Napster constituted two reporting units at March 31, 2004, this test has been performed separately on a reporting unit basis. The estimation of fair value requires that we make judgments concerning future cash flows and appropriate discount rates. We completed our annual review during the fourth quarter of 2004. Based on impairment tests performed with the assistance of an independent third-party valuation firm, there was no impairment of our goodwill in fiscal 2004.

Investments in non-consolidated company

We have made an investment in an early stage private company, YesVideo. This investment is accounted for under the cost method, as we do not have the ability to exercise significant influence over this company’s operations. We periodically monitor this investment for impairment and will record a reduction in carrying values if and when necessary. The evaluation process is based upon information that we request from this privately held company. This information is not subject to the same disclosure regulations as U.S. public companies, and as such, the basis for this evaluation is subject to the timing and accuracy of the data received from this company. As part of the evaluation process, the review includes, but is not limited to, a review of YesVideo’s cash position, recent financing activities, financing needs, earnings/ revenue outlook, operational performance, management/ownership changes and competition. If we determine that the carrying value of YesVideo is at an amount above fair value, or if YesVideo completes a financing based upon a valuation significantly lower than our initial investment, it is our policy to record a reserve and the related write-down would be recorded as an investment loss on our consolidated statements of operations. Estimating the fair value of non-marketable equity investments in early-stage technology companies is inherently subjective and may contribute to significant volatility in our reported results of operations.

At March 31, 2004, we had invested $3.0 million in YesVideo. If YesVideo does not complete an initial public offering or is not acquired by a publicly traded company for cash, in excess of our basis, there can be no assurance that we will be able to sell it at a gain or even recover our investment. The prolonged general decline in the Nasdaq National Market and the market prices of publicly traded technology companies, as well as any additional declines in the future, will adversely affect our ability to realize gains or a return of our capital on this investment. As of March 31, 2004, we had recorded no loss on this investment in YesVideo.

Restructuring Accrual

During fiscal 2004, we recorded a restructuring charge of $10.4 million. The restructuring charge was primarily due to the reorganization of our European, Canadian, Japanese and domestic operations. We recorded this restructuring charge in accordance with SFAS No. 46, “Accounting for Exit Costs Associated With Exit or Disposal Activities” (“SFAS 146”). In order to determine our restructuring charge and corresponding liability, SFAS 146 required us to make a number of assumptions. These assumptions included estimated sublease income over the remaining lease period, estimated term of subleases, estimated utility and real estate broker fees, as well as estimated discount rates for use in calculating the present value of our liability. We developed these assumptions based on our understanding of the current real estate market as well as current market interest rates. The assumptions used are our management’s best estimate at the time of the accrual, and adjustments are made on a periodic basis if better information is obtained.

Product development costs

Costs for the development of new software are expensed as incurred until technological feasibility has been established, at which time any additional development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” For all software development projects to date, management has determined that under our current software development process, the product is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Prepaid Content Advances

We recognize up front advance payments for digital content in Prepaid and Other Current Assets. Prepaid Content Advances are expensed as content fees and become due in accordance with the terms of the related agreements, generally based on usage. Advances that are not recovered by the end of their contractual terms may be non-refundable. The recoverability of these balances is subject to regular review by management considering expected future content fees. The estimates of expected future benefits include judgments about growth in demand for our products. Changes in these estimates could require us to write down the carrying value of these advances and could materially impact our financial position and results of operations.

Income taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance of $19.1 million as of March 31, 2004, due to uncertainties related to our ability to utilize our deferred tax assets, primarily consisting of net operating losses and accrued liabilities and other provisions, not currently deductible for tax purposes. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could materially impact our financial position and results of operations.

Results of Operations

The following table sets forth our results of continuing operations as a percentage of total net revenues for the fiscal year ended March 31, 2004. There were no online music revenues for the fiscal years ended March 31, 2003 and 2002. These operating results are not necessarily indicative of the results for any future period.

Net revenues	100%
Cost of revenues
Cost of revenues	87%
Amortization of purchased technologies	1%

Gross profit	12%

Operating expenses:
Research and development	100%
Sales and marketing	131%
General and administrative	177%
Restructuring charges	9%
Amortization of intangible assets	18%
Stock-based compensation charges	8%

Total operating expenses	443%

Loss from operations	(431%)
Other income, net	6%

Loss before provision (benefit) for income taxes	(425%)
Provision (benefit) for income taxes	—

Net loss from continuing operations	(425%)
Net income from discontinued operations	54%

Net loss	(371%)

We only began to generate online music revenues with the acquisition of Napster, LLC in May 2003. As a result, unless otherwise indicated, the following discussions and analysis of our results of operations from continuing operations relate only to the fiscal year ended March 31, 2004.

Net Revenues

The following table sets forth the summary of our revenues from continuing operations for the fiscal year ended March 31, 2004 (in thousands and as a percentage of net revenues):

Online music revenues :
Content	$11,657	97%
Hardware & license	307	3%

Total online music revenues	$11,964	100%

We began to generate online music revenues with the acquisition of Napster, LLC in May 2003. The Napster service was launched in the United States during October 2003. Since the launch, our subscriber base has increased steadily. We anticipate that content revenues will continue to increase in the future as a result of continued marketing activities and initiatives to increase customer growth and international expansion, and as the overall online music market expands. We anticipate that hardware and license revenues will fluctuate depending on the hardware promotions and trademark licenses that we enter into each period.

Gross Margin

The following table sets forth our gross margin from the continuing operations for the year ended March 31, 2004 (in thousands and as a percentage of net revenues) :

Online music :
Content	$1,185	10%
Hardware & license	249	2%

Total online music margin	$1,434	12%

Gross margin for online music is the profit from revenues after deducting the cost of royalties to content providers and publishers, technical support, transaction processing fees, bandwidth and hosting costs, depreciation and amortization of infrastructure assets related to the delivery of our online services, and any other direct costs of the net revenues.

Direct gross margin includes a relatively fixed cost base that was put in place in October 2003 as part of the launch of the Napster service. Margins are improving steadily as revenues have grown in contrast to those fixed costs.

Hardware and license gross margins fluctuate based on the nature of the hardware promotions and the volume of trademark licenses in each period. During the fiscal year ended March 31, 2004, Napster sponsored a $307,000 hardware promotion at break-even, and had immaterial license revenues.

We expect online music gross margins to grow as we expand revenues and maintain our fixed infrastructure base.

Operating Expenses

We classify operating expenses as research and development, sales and marketing and general and administrative. Each category includes related expenses for salaries, employee benefits, incentive compensation, travel, telephone, communications, rent and allocated facilities and professional fees. Our sales and marketing expenses include additional expenditures specific to the marketing group, such as public relations and advertising, trade shows, and marketing collateral materials and expenditures specific to the sales group, such as commissions. In addition, we include restructuring charges, amortization of intangible assets and stock-based compensation charges as operating expenses. To date, all software product development costs have been expensed as incurred.

The following table sets forth our operating expenses for the year ended March 31, 2004 from continuing operations (in thousands and as a percentage of net revenues):

Research and development	$11,940	100%
Sales and marketing	15,647	131%
General and administrative	21,217	177%
Restructuring charges	1,119	9%
Amortization of intangible assets	2,172	18%
Stock-based compensation charges	904	8%

Total operating expenses	$52,999	443%

Research and Development

Research and development expenses consist primarily of salary, benefits and contractors’ fees for our development and other costs associated with the development of the online service launched in October 2003. Research and development headcount for Napster was 65 at March 31, 2004. We anticipate that research and development expenses will fluctuate in the future as we focus on enhancements of the online service and geographic expansion.

Sales and Marketing

Sales and marketing expenses consist primarily of salary and benefits for sales and marketing personnel and costs associated with advertising and promotions. Sales and marketing headcount for Napster was 15 at March 31, 2004. We anticipate sales and marketing expenses to increase in the future as a result of continued marketing activities and a number of initiatives planned to drive customer growth and international expansion.

General and Administrative

General and administrative expenses consist primarily of salary and benefit costs for executive and administrative personnel, professional services and other general corporate activities. General and administrative charges for the continuing operations include all corporate overhead charges that are not directly attributable to CSD. General and administrative headcount was 72 at March 31, 2004 and included all corporate general and administrative employees. We believe that general and administrative expenses will decline slightly in the future as a result of the divestiture of CSD.

Restructuring Charges

During fiscal 2004, Napster recorded a restructuring charge of approximately $1.2 million. The restructuring charge was primarily in connection with the reorganization of Napster’s domestic operations. This restructuring charge was primarily related to severance and benefits associated with involuntary terminations. We do not anticipate significant additional restructuring charges in the next twelve months.

Amortization of Other Intangible Assets

Amortization of other intangible assets consists of amortization expense related to the intangible assets recorded in connection with our acquisition of Napster’s name in December 2002 and Napster, LLC, formerly known as Pressplay, in May 2003. Amortization of other intangible assets was $2.2 million and represented 18% of net revenues in fiscal 2004. Amortization of intangible assets is anticipated to be $2.1 million and $1.3 million for the years ending March 31, 2005 and 2006, respectively.

Stock-Based Compensation Charges

Stock-based compensation charges relate to the amortization of costs associated with stock options issued to employees and the commitment of Napster stock options to Adaptec employees who became Napster employees and are part of the continuing operations. We believe that stock-based compensation charges will not change significantly in future periods.

Other Income (Loss), Net

Other income (loss), net, consists primarily of interest income on our cash equivalents and short-term investments, interest expense, realized gains (losses) on investments and other miscellaneous income.

Interest income was $778,000, $892,000 and $1.2 million in fiscal 2004, 2003 and 2002, respectively. The decrease from year to year was primarily due to lower overall interest yields on cash, cash equivalents and short-term investments.

Interest expense was $175,000, $42,000 and zero in fiscal 2004, 2003 and 2002, respectively. The increase in interest expense from year to year was primarily due to interest on the cash borrowings through our revolving line of credit.

Realized gain on investments was $18,000, $64,000 and zero in fiscal 2004, 2003 and 2002, respectively.

Miscellaneous other income was $13,000 in fiscal 2004 and zero in fiscal 2003 and 2002, respectively.

Income from Discontinued Operations

Income from discontinued operations was $6.5 million, $6.7 million and $18.1 million in fiscal 2004, 2003 and 2002, respectively. The decrease of $200,000 from fiscal 2003 to 2004 is primarily due to a $32.1 million decrease in net revenues offset by reduced spending as a result of restructuring efforts in fiscal 2004. The decrease of $11.4 million from fiscal 2002 to 2003 is related primarily to a change in product mix from higher margin OEM customers to lower margin retail customers.

Liquidity and Capital Resources

Napster ended fiscal 2004 with $67.1 million in cash, cash equivalents, restricted cash and short-term investments, consisting principally of commercial paper, corporate bonds, U.S. government securities and money market funds, an increase of $13.6 million as compared to fiscal 2003 year end. Our primary source of cash is receipts from revenues and, to a lesser extent, the issuance of common stock under private equity placements and borrowings under our line of credit. The primary uses of cash are payroll (salaries and related benefits), general operating expenses (marketing, travel and office rent) and payments for the production of our products including royalties payable to content providers. Another source of cash is proceeds from the exercise of employee stock options and another use of cash is our purchase of fixed assets. Our working capital was $34.5 million at March 31, 2004.

Operating Activities

Net cash used in operating activities was $30.8 million for fiscal 2004 primarily due to a net loss of $44.4 million (which includes a gain on the sale of our GoBack product line of $10.6 million), net non-cash related expenses of $18.9 million and a decrease in accounts payable of $5.2 million. The decrease in accounts payable was primarily due to decreased spending and faster payments to our customers during fiscal 2004. This decrease was offset by decreases in accounts receivable and increases in income taxes payable, accrued liabilities and other long-term liabilities. The decrease in accounts receivable was primarily due to our improved collections during fiscal 2004. The increases in accrued liabilities and other long-term liabilities were primarily due to restructuring charges accrued during fiscal 2004. During fiscal 2004, net cash provided by operating activities was $1.3 million for the software division and net cash used in operating activities was $32.1 million to finance the operations of the online music distribution division.

Net cash provided by operating activities was $9.6 million in fiscal 2003 primarily due to a net loss of $11.7 million, net non-cash related expenses of $10.9 million and a decrease in accounts receivable of $10.4 million and an increase in income taxes payable of $4.3 million. The decrease in accounts receivable was primarily due to faster collections from our major customers. These increases in cash were partially offset by a decrease in accrued liabilities of $6.6 million which was primarily due to payments related to the acquisition of MGI Software in the fourth quarter of fiscal 2002.

Net cash provided by operating activities was $24.1 million in fiscal 2002 primarily due to net income of $2.2 million, net non-cash related expenses of $15.4 million and a net increase in operating assets and liabilities of $6.4 million

Investing Activities

Net cash used in investing activities was $21.2 million in fiscal 2004, primarily as a result of $4.8 million used to purchase capital equipment, primarily for the online music distribution division, $30.1 million used to purchase short-term investments, $14.6 million used to acquire Napster, LLC, formerly known as Pressplay and $1.7 million transferred to a restricted cash account. The outflows of cash were offset by proceeds of $10.0 million received from the sale of our GoBack product line and $20.1 million from the sales and maturities of our marketable securities.

Net cash used in investing activities was $27.0 million in fiscal 2003, primarily as a result of $4.2 million used to purchase capital equipment, $5.7 million used to purchase Napster’s assets, $29.7 million used to purchase short-term investments and $3.0 million used to invest in YesVideo. The outflows of cash were offset partially by proceeds of $15.6 million received from the sales and maturities of our marketable securities.

Net cash used in investing activities was $10.8 million in fiscal 2002 primarily as a result of $3.8 million of capital expenditures, $251,000 of additional capitalized website development costs, $4.7 million used to purchase short-term investments and $2.0 million of acquisition costs in connection with the acquisition of MGI Software in the fourth quarter of fiscal 2002.

Financing Activities

Net cash provided by financing activities was $53.3 million in fiscal 2004, primarily due to $41.4 million of net proceeds from the issuance of common stock through two private equity financings, $2.5 million in proceeds from the exercise of stock options and the employee stock purchase plan and $15.0 million of cash drawn on our line of credit. The inflows of cash were partially offset by $5.0 million used to pay off our former line of credit and $613,000 of principal cash payments made on our capital lease obligations.

In January 2004, we issued 5.5 million shares of common stock in a private placement to certain accredited investors. The shares were sold at a price of $4.10 per share with gross proceeds of $22.6 million. The gross proceeds will be reduced by placement fees and legal and accounting fees of approximately $1.7 million.

In June 2003, Napster issued 4.0 million shares of common stock in a private equity placement to certain accredited investors. The shares were sold at a price of $5.50 per share with gross proceeds of $22.0 million. The gross proceeds were reduced by placement fees and legal and accounting fees of approximately $1.8 million.

Net cash provided by financing activities was $4.7 million in fiscal 2003, primarily due to $5.0 million borrowed under our line of credit and $1.4 million in proceeds from the exercise of stock options and the employee stock purchase plan. The inflows of cash were partially offset by $1.1 million of cash disbursed for the repurchase and retirement of our common stock under our authorized buy-back program and $557,000 of principal cash payments made on our capital lease obligations.

Net cash provided by financing activities was $34.0 million in fiscal 2002, primarily from the transfer of $27.4 million in net cash from Adaptec to fund our operations as a stand-alone entity. This amount consisted of $33.2 million transferred to us on the date of legal separation net of $5.8 million transferred by us to Adaptec prior to legal separation. In addition, we received proceeds from the exercise of stock options and the employee stock purchase plan totaling $4.7 million and proceeds from the sale of our common stock to a strategic partner of $2.0 million.

Line of Credit

In March 2004, Napster entered into an agreement with a U.S. bank to provide a $15.0 million revolving line of credit, collateralized by substantially all of its assets. In June 2004, Napster amended the line of credit agreement to increase the available funding to $17 million. The line of credit bears interest at a variable rate of prime plus 0.5% per annum. The line of credit contains a material adverse conditions clause and certain covenants that require Napster to maintain certain financial ratios. The covenants require at the end of each month and throughout the term of the agreement (i) a minimum tangible net worth of $10.0 million, and (ii) a ratio of unrestricted cash, cash equivalents and short-term investments, plus 50% of net accounts receivable, less sales returns reserves, to total borrowings under the line of credit of not less than 2.00 to 1.00. At March 31, 2004, we were in compliance with all covenants and had drawn down $15 million under the line of credit.

In January 2002, we entered into a three-year agreement with a bank to provide a $15.0 million revolving line of credit, collateralized by substantially all of our assets. The line of credit bore interest either at a fixed rate of LIBOR plus 1.75% per annum or at a variable rate of prime plus 0.5% per annum and expired in January 2005. The line of credit included a financial covenant that required us to maintain a minimum balance of cash, cash equivalents and short-term investments of $25 million. In November 2003, the line of credit was amended reducing the credit facility to $5.0 million and the maturity date to April 30, 2004 and requiring us to maintain a minimum deposit account of $6.0 million. There was $5.0 million outstanding under the line of credit during the quarter ended December 31, 2003. At December 31, 2003, the revolving line of credit was reclassified from non-current liability to current liability. The line of credit was paid off in March 2004.

Financial Position

We believe that the liquidity provided by existing cash, cash equivalents, restricted cash, short-term investments, and cash generated from operations will provide sufficient capital to meet our requirements for at least the next 12 months.

Generally, payment terms from our customers do not exceed 45 days, while our liabilities with vendors are due from zero to 30 days following the invoice date. Payments of receivables by our customers to us are not contingent upon resale and we have not experienced payment delays due to product disputes.

We have never held derivative financial instruments. We do not currently hold any variable interest rate debt other than our revolving line of credit. Accordingly, we have not been exposed to near-term adverse changes in interest rates or other market prices. We may, however, experience such adverse changes if we incur debt or hold derivative financial instruments in the future.

Contractual obligations

Future payments due under our debt obligations, capital leases, operating leases and obligations to various content and distribution providers at March 31, 2004 are as follows (in thousands):

Year Ending March 31,	Line of Credit	Non- Cancelable Capital Leases	Non- Cancelable Operating Leases	Obligations to Content and Distribution Providers	Non- Cancelable Purchase Orders	Total
2005	$—	$438	$3,627	$1,533	$379	$5,977
2006	15,000	54	3,563	833	—	19,450
2007	—	18	2,526	—	—	2,544
2008	—	—	323	—	—	323
2009	—	—	226	—	—	226

Total	$15,000	$510	$10,265	$2,366	$379	$28,520

We expect that as our existing debt, capital leases, operating leases and obligations terminate over the next few years, we will enter into new agreements which will result in new obligations. We expect to continue experiencing operating losses related to our online music division until we achieve significantly higher revenues from our online music distribution service.

Litigation

Napster and MGI Software Corp. (“MGI Software”) have been notified by a number of companies that certain of their respective software products may infringe patents owned by those companies. Napster is investigating the nature of these claims and the extent to which royalties may be owed by it and by MGI Software to these entities. In addition, Napster and MGI Software have been notified by a number of their respective original equipment manufacturers (“OEMs”) customers that the OEMs have been approached by certain of these companies set forth above regarding possible patent infringement related to certain Napster and MGI Software software products that they bundle with their respective computer products. During the fiscal year ended March 31, 2003, Napster settled one of these claims for cash payments totaling approximately $600,000. Napster estimates that the low end of the range of the cost to settle the remaining MGI Software related-claims is approximately $2.5 million. The upper end of the range cannot be reasonably estimated at this time. Because no amount in the range is more likely than any other to be the actual amount of the settlement, Napster has $2.5 million accrued related to the settlement of these claims, of which $2.4 million was recorded as part of the purchase price allocation of MGI Software. The amount, if any, necessary to settle patent claims related to Napster’s software products cannot be determined at this time.

On April 23, 2002, Electronics for Imaging and Massachusetts Institute of Technology filed action against 214 companies in the Eastern District of Texas, Case No. 501 CV 344, alleging patent infringement. Napster and MGI Software are named as defendants in that action, along with some of their customers. The plaintiffs are seeking unspecified damages. The patent at issue in the case has expired, and Napster intends to continue to defend the action. Because the case is at an early state, the outcome cannot be predicted with any certainty.

On December 12, 2003, Optima Technology Corporation filed a lawsuit against us in U.S. District Court for the Central District of California, Case No. 03-1776-JVS-ANx, alleging infringement of certain of their patents by our Easy CD Creator line of products. Optima is seeking unspecified damages and injunctive relief. We believe the claims are without merit and intend to defend ourselves vigorously. On February 20, 2004, we filed a countersuit against Optima Technology Corporation alleging infringement of certain of our patents by their CD-R Access Pro product. We are seeking unspecified damages and injunctive relief. Because the case is at an early stage, the outcome cannot be predicted with any certainty.

Napster and Pressplay have been notified by a number of companies that the Pressplay and Napster online music distribution services may infringe patents owned by those companies. Napster is investigating the nature of these claims and the extent to which royalties may be owed by it and by Napster, LLC to these entities. The amount of money, if any, necessary to settle these claims cannot be determined at this time.

Napster is a party to other litigation matters and claims that are normal in the course of its operations, and, while the results of such litigation and claims cannot be predicted with certainty, Napster believes that the final outcome of such matters will not have a material adverse impact on its business, financial position, cash flows or results of operations.

Recent Accounting Pronouncements

Share-Based Payments

On March 31, 2004, the FASB issued a proposed Statement, “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of income. The proposed standard would require that the modified prospective method be used, which requires that the fair value of new awards granted from the beginning of the year of adoption, plus unvested awards at the date of adoption, be expensed over the vesting period. In addition, the proposed statement encourages companies to use the “binomial” approach to value stock options, which differs from the Black-Scholes option pricing model that we currently use. The recommended effective date of the proposed standard for public companies is for fiscal years beginning after December 15, 2004. We have not completed our assessment of the impact of the proposed standard on our financial condition, results of operations or cash flow.

Revenue Recognition

In December 2003, the Securities and Exchange Commission (“SEC”) published Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (“SAB 104”). SAB 104 updates portions of the SEC staff’s interpretive guidance provided in SAB 104 and included in Topic 13 of the Codification of Staff Accounting Bulletins. SAB 104 deletes interpretative material no longer necessary, and conforms the interpretive material retained, because of pronouncements issued by the FASB’s Emerging Issues Task Force (“EITF”) on various revenue recognition topics. SAB 104 also incorporates into the SAB Codification certain sections of the SEC staff’s “Revenue Recognition in Financial Statements—Frequently Asked Questions and Answers.” We adopted the disclosure requirements during the fiscal year ended March 31, 2004. The adoption of SAB 104 had no material impact on Napster’s consolidated financial condition, results of its operations or its cash flows.

Other-Than-Temporary Impairment

At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003. We adopted the disclosure requirements during the fiscal year ended March 31, 2004.

At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached in the March 2004 meeting is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, although certain aspects have been delayed pending further clarifications. The adoption of SFAS 150 has to date not had a material impact on our business, financial position, cash flows or results of operations.

Accounting for Consolidations of Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51”, which subsequently has been revised by FIN 46-R. The primary objectives of FIN 46-R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (called variable interest entities or “VIEs”) and on how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46-R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The requirements of FIN 46-R are effective for VIEs created after January, 2003; for all VIEs created before February 1, 2003 that are Special Purpose Entities (“SPEs”), those requirements are effective starting with the first reporting period ending after December 15, 2003, and for all other VIEs created before February 1, 2003, those requirements are effective starting with the first reporting period ending after March 15, 2004. The adoption of FIN 46-R to date did not have an effect on our business, financial position, cash flows or results of operations.

Accounting for Multiple Deliverable Revenue Arrangements

In November 2002, the EITF reached a consensus on EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. EITF No. 00-21 is effective for interim periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material effect on our financial statements.

Accounting for Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. Napster adopted SFAS No. 146 during the fourth fiscal quarter ended March 31, 2003. The provisions of EITF No. 94-3 continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The effect upon adoption of SFAS No. 146 is to change on a prospective basis the timing of when restructuring charges are recorded, from a commitment date approach to the date when the liability is incurred. The fiscal year 2004 restructuring activities described in Note 7 to Consolidated Financial Statements have been accounted for in accordance with SFAS No. 146.

ITEM 8.	SUPPLEMENTAL DATA

Unaudited Quarterly Results of Operations

	Three Months Ended
	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003
	(in thousands, except per share data)
Net revenues	$6,061	$3,604	$1,518	$781
Gross profit	$868	$109	$311	$146
Net loss from continuing operations	$(12,826)	$(18,033)	$(12,157)	$(7,915)
Net loss	$(6,565)	$(25,598)	$(11,880)	$(370)
Net loss per share from continuing operations:
Basic and diluted	$(0.39)	$(0.65)	$(0.44)	$(0.36)
Net loss per share :
Basic and diluted	$(0.20)	$(0.92)	$(0.43)	$(0.02)
Weighted average shares used in computing net loss per share :
Basic and diluted	32,961	27,852	27,641	21,864

	Three Months Ended
	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
	(in thousands, except per share data)
Net revenues	$—	$—	$—	$—
Gross profit	$—	$—	$—	$—
Net loss from continuing operations	$(6,056)	$(3,278)	$(4,334)	$(4,675)
Net income (loss)	$2,324	$(9,414)	$(2,087)	$(2,473)
Net loss per share from continuing operations:
Basic and diluted	$(0.31)	$(0.17)	$(0.22)	$(0.24)
Net income (loss) per share :
Basic and diluted	$0.12	$(0.48)	$(0.11)	$(0.13)
Weighted average shares used in computing net loss per share :
Basic and diluted	19,498	19,422	19,480	19,506